Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-214351) pertaining to the 2012 Employee Stock Purchase Plan, 2011 Incentive Plan, 2010 Stock Plan, and 2008 Stock Option Plan of Groupon, Inc. and (2) the Registration Statement (Form S-3 ASR No. 333-202060) of Groupon, Inc. of our report dated February 15, 2017 (except for Notes 1, 3 and 18, as to which the date is May 17, 2017), with respect to the 2016 and 2015 consolidated financial statements and schedule presented on a comparative basis with the 2017 consolidated financial statements and schedule of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Chicago, Illinois
February 14, 2018